Exhibit 10.18

Philip D. Beck
Chairman & CEO
Tel: 516-941-1807
pbeck@planetpayment.com

PRIVATE AND CONFIDENTIAL                                                                                November 12, 2013

Carl J. Williams

Re:          Employment Offer

Dear Carl:

The management of Planet Payment, Inc. (the “Company”) takes pleasure in extending you this offer to join the Company as President of Planet Payment, Inc.

For your services to the Company you will receive an annual salary of $200,000, which is in addition to any other compensation that is paid to you as a Board Director.  Your salary will be payable semi-monthly in arrears, and subject to all applicable deductions required by law.

With respect to additional terms of your employment, the following will apply:

1.                                      While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and shall start on or about November 12, 2013.

2.                                      Notwithstanding and without waiving your “at-will” employment status, both parties agree that your employment will continue until terminated by service of  a two (2) months’ written notice given by either party, at any time, with or without cause.  The Company has the right to make payment in lieu of notice of termination equal to your base salary for two months, and the Company shall be entitled to require you to leave the Company’s employment upon such payment being made.  Further, your participation in any equity incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time, other than as set forth immediately above.  Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and the CEO.

3.                                      Your employment may be transferred, at the discretion of the Company, to any subsidiary or affiliate of the Company (collectively referred to as the “Group”). References hereinafter to the Company shall include the relevant member of the Group, to which your employment may be transferred.  You will be required to provide services to other members of the Group as the Company may from time to time require.

4.                                      In 2014 you will be entitled to four (4) weeks of vacation which will accrue on a pro-rata basis during the year.  For 2013, your prorated vacation entitlement shall be four (4) days and may be taken upon reasonable prior notice to the Chief Executive Officer.  In addition, you will be entitled to all public holidays when our U.S. offices are closed.

670 Long Beach Blvd • Long Beach, NY 11561 • Tel+1.516.670.3200 • Fax+1.516.670.3520 • www.planetpayment.com

Carl J. Williams

November 12, 2013

5.                                      You will be expected to devote your full time and attention to your employment during working hours and shall not, without the prior written consent of the Board, engage or be involved in any other business activity, except for investment holdings in publicly listed companies, equating to no more than three percent (3%) of their issued and outstanding capital stock.  However, because of the nature of your position, you will be required to work outside of usual working hours, where the circumstances and business needs require it.

6.                                      In 2014 and annually thereafter you are also entitled to a total of six (6) sick days and two (2) personal days.

7.                                      You shall be entitled to participate in the Company’s health care plans from time to time in force upon the same terms as all other employees.   You will be eligible to commence your participation in the Company’s health care plans on December 1, 2013, if you commence your employment on or before December 1, 2013.

8.                                      In accordance with Company policy, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

9.                                      During the term of this Agreement and for the period of one (1) year after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)         be employed, or engaged as an independent contractor, or consultant in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s specialized businesses (as defined below) as they exist on the date of your separation from the Company,  by utilizing any information, methodologies, procedures, and systems design details pertaining to such services and products that you obtained and/or were involved in developing during your consultancy with and/or employment by the Group; (The Group’s specialized businesses currently consist of its Multicurrency Processing, Dynamic Currency Conversion, Financial and Non-Financial Transaction Processing, and Money Transfer services and products);

(b)         whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s specialized businesses, as they exist on the date of your separation from the Company, with any entity, which is or was a customer of the Group, or a person or entity which is in negotiations with the Group (hereinafter collectively “Customer”), or the merchant clients of any Customer on your separation date, or at any time within six (6) months prior to your separation date, nor cause any Customer or the merchant clients of any Customer to enter into any such competitive agreement with any third party.

670 Long Beach Blvd • Long Beach, NY 11561 • Tel+1.516.670.3200 • Fax+1.516.670.3520 • www.planetpayment.com

Carl J. Williams

November 12, 2013

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

10.                               This offer and your employment shall be governed by and construed in accordance with the laws of the State of New York, whose federal and state courts shall have exclusive jurisdiction with respect to any dispute or proceedings arising out of or relating to this offer and your employment, and employee hereby submits to the exclusive jurisdiction of such courts.  No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

11.                               Your employment is subject to the Group’s employee manual and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion.  As a condition of your employment you will also be required to enter into certain standard agreements, undertakings and consents, regarding confidentiality, assignment of inventions, security, and use of the Group’s facilities and property.

12.                               You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement, which would prevent you from accepting this offer or from performing your obligations hereunder.  To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis.  You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you.  In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return a copy of this letter to us.

670 Long Beach Blvd • Long Beach, NY 11561 • Tel+1.516.670.3200 • Fax+1.516.670.3520 • www.planetpayment.com

Carl J. Williams

November 12, 2013

We look forward to working with you.

Sincerely,

PLANET PAYMENT, INC.

/s/ Philip D. Beck

Philip D. Beck,
Chairman & CEO

AGREED & ACCEPTED:

/s/ Carl J. Williams
Carl J. Williams	Dated: November 12, 2013

670 Long Beach Blvd • Long Beach, NY 11561 • Tel+1.516.670.3200 • Fax+1.516.670.3520 • www.planetpayment.com